SUPPLEMENT

(To Prospectus Supplement dated July 27, 2005 to Prospectus dated June 24, 2005)

$473,870,540

(Approximate)

Bear Stearns Asset Backed Securities I Trust 2005-AC5

Issuer

Asset-Backed Certificates, Series 2005-AC5

EMC Mortgage Corporation

Seller

Wells Fargo Bank, National Association

Master Servicer

Bear Stearns Asset Backed Securities I LLC

Depositor

The table on the cover of the prospectus supplement shall be replaced with the following:

Class	Original Certificate Principal Balance	Pass-Through Rate	Class	Original Certificate Principal Balance	Pass-Through Rate
Class I-A-1	$ 124,351,000	(1)(2)(3)	Class II-A-2	$ 24,733,039	(3)
Class I-A-2	$ 20,000,000	(1)(2)(3)	Class II-A-3	$ 22,914,426	(3)
Class I-A-3	$ 75,000,000	5.42%(1)(2)	Class II-A-4	Notional(4)	(3)
Class I-A-4	$ 68,799,000	5.50%(1)(2)	Class II-X-1	Notional(4)	0.06%
Class I-A-5	Notional(4)	(1)(3)	Class II-X-2	Notional(4)	(3)
Class I-M-1	$ 25,342,000	(1)(2)(3)	Class II-PO	$ 347,260	(5)
Class I-M-2	$ 20,274,000	(1)(2)(3)	Class II-B-1	$ 4,286,868	(3)
Class I-M-3	$ 9,010,000	(1)(2)(3)	Class II-B-2	$ 1,015,310	(3)
Class I-B-1	$ 8,260,000	(1)(2)(3)	Class II-B-3	$ 564,061	(3)
Class I-B-2	$ 6,195,000	(1)(2)(3)	Class II-R-1	$ 50	(5)
Class I-B-3	$ 5,068,000	(1)(2)(3)	Class II-R-2	$ 50	(5)
Class II-A-1	$ 57,710,426	(3)	Class II-R-3	$ 50	(5)

(1)  Subject to an interest rate cap as described in this prospectus supplement.

(1)  Subject to an interest rate cap as described in this prospectus supplement.

(2)  Subject to a step-up if the group I optional termination right is not exercised.

(3)  The pass-through rates on these classes are variable rates as described under “Summary—Description of the Certificates—Pass-Through Rates” in this prospectus supplement.

(4)  Notional Amount. The Class I-A-5, Class II-A-4, Class II-X-1 and Class II-X-2 Certificates will pay only interest, in each case, calculated on a notional amount as described in this prospectus supplement.

(5)  The Class II-PO, Class II-R-1, Class II-R-2 and Class II-R-3 Certificates will pay only principal and are not entitled to distributions of interest.

The third paragraph under the caption “SUMMARY—Pass-Through Rates” on page S-8 of the prospectus supplement shall be deleted and replaced with the following:

After the group I optional termination date, we will increase the margin applicable to the pass-through rate for the Class I-A-1 Certificates, as described above, by 0.500% per annum, the margin applicable to the pass-through rate for the Class I-A-2 Certificates, as described above, by 0.500% per annum, the applicable pass-through rate of the Class I-A-3 Certificates and Class I-A-4 Certificates, as described above, by 0.500% per annum, the margin applicable to the pass-through rate for the Class I-M-1 Certificates, as described above, by 0.250% per annum, the margin applicable to the pass-through rate for the Class I-M-2 Certificates, as described above, by 0.340% per annum, the margin applicable to the pass-through rate for the Class I-M-3 Certificates, as described above, by 0.365% per annum, the margin applicable to the pass-through rate for the Class I-B-1 Certificates, as described above, by 0.650% per annum, the margin applicable to the pass-through rate for the Class I-B-2 Certificates, as described above, by 0.700% per annum, and the margin applicable to the pass-through rate for the Class I-B-3 Certificates, as described above, by 0.950% per annum.

The tenth sentence of second paragraph of the definition “Pass-Through Rates”, under the caption “DESCRIPTION OF CERTIFICATES—Glossary”, on page S-69 of the prospectus supplement shall be deleted and replaced with the following:

If the majority holder of the Class I-C Certificate does not exercise its optional termination right with respect to loan group I as described under “—Optional Termination”, the margin applicable to the Pass-Through Rate for the Class I-A-1 Certificates and Class I-A-2 Certificates shall increase by 0.500% per annum, the applicable Pass-Through Rate for the Class I-A-3 Certificates and Class I-A-4 Certificates shall increase 0.500% per annum to 5.920% and 6.000%, respectively, the margin applicable to the Pass-Through Rate for the Class I-M-1 Certificates shall increase by 0.250% per annum, the margin applicable to the Pass-Through Rate for the Class I-M-2 Certificates shall increase by 0.340% per annum, the margin applicable to the Pass-Through Rate for the Class I-M-3 Certificates shall increase by 0.365% per annum, the margin applicable to the Pass-Through Rate for the Class I-B-1 Certificates shall increase by 0.650% per annum, the margin applicable to the Pass-Through Rate for the Class I-B-2 Certificates shall increase by 0.700% per annum, the margin applicable to the Pass-Through Rate for the Class I-B-3 Certificates shall increase by 0.950% per annum and the margin applicable to the Pass-Through Rate for the Class I-B-4 Certificates shall increase by 1.500% per annum, in each case on the earlier of (i) the first distribution date after the Group I 20% Clean-up Call Date or (ii) the distribution date in July 2015.

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Series 2005-AC5 Asset-Backed Certificates in any state where the offer is not permitted.

Until 90 days after the date of this supplement, all dealers effecting transactions in the certificates offered by this supplement, whether or not participating in this distribution, may be required to deliver this supplement and the accompanying prospectus. This is in addition to the obligation of dealers to deliver this supplement and the accompanying prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Bear, Stearns & Co. Inc.

The date of the supplement is September 22, 2005